Exhibit 99.1

Dec. 17, 2004

DTE ENERGY ISSUES 2004 AND 2005 EARNINGS GUIDANCE;
DISCUSSES PLAN FOR REDEPLOYING CASH

     NEW YORK — DTE Energy Chairman and CEO Anthony F. Earley Jr. reviewed the company’s progress in 2004 and explained the company’s priorities for 2005 during a Business Update Meeting for analysts and investors today in New York.

     “Our consistent strategy has DTE Energy well-positioned for future growth,” Earley said. “We have nearly completed a regulatory cycle that strengthens our gas and electric utilities, and we expect to continue our eight-year record of growth in our non-utility businesses. In 2005, we will continue our regulatory efforts to modify Michigan’s Customer Choice program and focus on effectively redeploying our cash flow to strengthen our balance sheet and to invest in future growth opportunities.”

     DTE Energy (NYSE:DTE) also issued 2004 operating (non-GAAP) earnings guidance of $2.40 to $2.50 per share, which includes expected earnings of $180 million to $190 million from Detroit Edison. Primary drivers of 2004 earnings are strong performance from the non-utility businesses and the process of resolving rate cases at Detroit Edison and MichCon. The reconciliation of DTE Energy’s 2004 operating earnings guidance to reported earnings is at the end of this news release.

     The company provided preliminary 2005 operating earnings guidance of between $3.30 and $3.60 per share. The key drivers of the growth over 2004 earnings guidance are the impacts of rate relief at Detroit Edison and MichCon, and continued growth in non-utility businesses.

     DTE Energy President Gerard M. Anderson provided the company’s plan for redeployment of $1.65 billion in cash flow expected to be generated in 2005 through 2008 by the company’s non-utility businesses.

     “Our objectives in redeploying this cash are to further strengthen our balance sheet and improve our credit metrics, and to exceed the shareholder value associated with our synfuel business, which produces strong cash flows through 2008,” Anderson said.

     The company’s first priority for cash redeployment is to reduce long-term debt by $600 million to $700 million between 2005 and 2008 to further strengthen its balance sheet and improve its credit metrics.

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     DTE Energy also plans to continue to invest in non-utility businesses that meet its strict risk-return and value creation criteria. These growth investments are expected to range from $600 million to $900 million over the 2005 to 2008 period. Remaining cash will be returned to shareholders through a stock buyback program.

     David E. Meador, DTE Energy executive vice president and chief financial officer, discussed the company’s 2004 and 2005 earnings projections and reviewed DTE Energy’s financial outlook, balance sheet and cash flow objectives.

     The live webcast of the meeting, at 8:30 a.m. EST, is available to the public at www.dteenergy.com/investors. The webcast replay of the event also will be available at this location at approximately 2 p.m. EST today.

     DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings power from ongoing operations, and uses operating earnings as the primary performance measurement for external communications with analysts and investors regarding its earnings outlook and results. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the DTE Energy Board of Directors.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

     This Press Release contains forward-looking statements that are subject to various assumptions, risks and uncertainties. They should be read in conjunction with the Forward-Looking Statements section in each of DTE Energy’s, The Detroit Edison Co.’s (“Detroit Edison”) and Michigan Consolidated Gas Co.’s (“MichCon”) 2003 Form 10-K (which sections are incorporated by reference herein) and in conjunction with other SEC reports filed by DTE Energy, Detroit Edison and MichCon that discuss important factors that could cause DTE Energy’s, Detroit Edison’s and MichCon’s actual results to differ materially. DTE Energy, Detroit Edison and MichCon expressly disclaim any current intention to update any forward-looking statements contained in this report as a result of new information or future events or developments.

Member of the Media — For Further Information:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Reconciliation of DTE Energy 2004 Operating Earnings Guidance to Reported Earnings

2004 Operating Earnings Per Share Guidance	$2.40 - $2.50
Unusual Items
Adjustment for contract termination	0.28
Stranded cost disallowance	(0.12)
SAP Implementation Accounting Treatment	(0.09)
MISO/ITC Costs	(0.02)
Discontinued Operations
Impairment Loss (Southern Missouri Gas Company)	(0.04)
Total Adjustments	0.01
2004 Reported Earnings Per Share	$2.41 - $2.51 *

*	Diluted earnings per share calculation for US GAAP purposes is based on total net income.

Reconciliation of Detroit Edison 2004 Operating Earnings Guidance to Reported Earnings
($ millions)

2004 Operating Earnings Guidance	$180-190
Unusual Items
Stranded cost disallowance	(21)
SAP Implementation Accounting Treatment	(13)
MISO/ITC Costs	(3)
Total Adjustments	(37)
2004 Reported Earnings	$143-153 *